EXHIBIT 6.4

PLATFORM ACCOUNT CONTRACT

(Common Stock)

This Platform Account Contract (this “Agreement”) is a binding agreement between you (“User” or “you”) and SRAX, Inc., with an address at 2629 Townsgate Road, Suite 215, Westlake Village, CA 91361 (“Company”). This Agreement governs your use of the Platform (as defined below) made available to you by the Company, including through the Website (as defined below), and is effective as of the date of presentation and acceptance by you as set forth in the following paragraph (including through the Website and/or Platform). Each of Company and User may be referred to herein as a “Party” and collectively as the “Parties.”

AGREEMENT

1.        Definitions.

Any terms not defined herein will have the meaning ascribed to them in the Standard Terms and Conditions for Internet Advertising for Media Buys of One Year or Less (Terms and Conditions), a copy of which are attached hereto as Exhibit A. Additionally, with regard to any inconsistent or contradictory terms or conditions contained in the Terms and Conditions or the IO, the terms contained in this Agreement will govern. All Capitalized terms defined herein shall have the following meanings:

(a)                 Access Exception means any failure or delay to provide access to or aspects of the Platform due to: (a) failure, interruption, outage or other problem with any software, hardware, system, network, facility or other matter not supplied by Company pursuant to this Agreement; (b) strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, pandemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning, or loss and destruction of property; (c) User’s or any Authorized User’s negligence or breach of this Agreement; (d) regularly scheduled downtime for purposes of upgrading and maintaining the Platform and Website; and (e) any other causes beyond Company’s reasonable control.

(b)                Authorized Users means those employees of the User explicitly authorized by the User to access and use the Platform in accordance with this Agreement.

(c)                 Commission means the United States Securities and Exchange Commission.

(d)                Common Stock means the common stock of the User.

(e)               Common Stock Equivalents Common Stock Equivalents means any securities of the User or it subsidiaries, if any, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(f)                 Effective Date shall mean the date on which the User accepts this Agreement as described herein.

(g)                Exempt Issuance means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the User pursuant to any tax qualified stock or option plan, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the User, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

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(h)                Fees means the following:

(i)                 Platform access: $30,000.00 for access to the Platform for a 12-month period from the Effective Date. This platform access fee is non-cancelable and will be deemed fully earned when paid.

(ii)                Deliverables: User hereby agrees to a non-cancelable purchase of Deliverables from the Company in the amount of $1,220,000.00. The purchase price will be paid on the Effective Date of this Agreement and made pursuant to a valid IO. See Exhibit B for details.

(iii)              Additional Fees may be assessed if the Depository Trust Company (“DTC”) or Non-Objecting Beneficial Owner (“NOBO”) lists exceed 5,000 Stakeholders or the frequency of these imports exceeds per calendar for DTC and per calendar for NOBO.

(iv)               Creative: Company will provide creative services required to fulfill Deliverables as needed which may include; landing page, IAB standard display ad units, placements within various social media outlets and email composition. In addition, company will spend a reasonable amount of time in design consultation, development, edits and changes. Services include one (1) round of revisions per design and a creative refresh every two (2) months. Additional design services will be available at an additional cost.

(i)                  IO means an Insertion Order, entered into by the User and the Company, in substantially the same form as attached hereto as Exhibit B.

(j)                  Legend Removal Date has the meaning set forth in Section 6(b).

(k)                Person means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(l)                 Platform means the Sequire platform.

(m)               Purchase Price Purchase Price means the price of the Reg. A offering at $1.00. In the event that the Reg. A offering does not go live, the Purchase Price will be the closing price of User’s Common Stock on the Effective Date (or first day of Trading) or as applicable on the first day of any Renewal Term.

(n)                Rule 144 means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as Rule 144.

(o)                Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(p)                Subsequent Financing means from the date hereof until the date that is the 24-month anniversary of the Effective Date, the issuance by the User or any of its subsidiaries of Common Stock, Common Stock Equivalents for cash consideration, indebtedness or a combination thereof.

(q)                Term has the meaning set forth in Section 5(a).

(r)                 Terms of Use means the Terms of Use governing use of the Website and available at https://mysequire.com/Terms (or successor URL thereto) as the same may be updated from time-to-time in accordance with the terms thereof.

(s)                 Trading Day means a day on which the principal Trading Market is open for trading.

(t)                  Trading Market means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

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(u)        VWAP means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the User, the fees and expenses of which appraiser shall be paid by the User.

(v)        Website means the website and any web based applications and any content, functionality, and services offered on or through, available at: http://mysequire.com.

2.        Grant & Access.

(a)        Grant. Subject to and conditioned on User’s payment of the Fees and compliance with all other terms and conditions of this Agreement, Company hereby grants User a non-exclusive, non-transferable and non-sublicensable right to access and use the Platform during the Term, solely by the Authorized Users for User’s own internal business purposes, and in accordance with the terms and conditions of this Agreement. Company reserves all rights in or to the Platform not expressly granted to User in this Agreement.

(b)        Online Access. The Platform is accessible through the Website (and may eventually be accessible through a mobile application) and User’s use of the Platform and Website is subject to and conditioned upon compliance with the Terms of Use, which are incorporated in and made part of this Agreement as if fully contained herein. Each reference to the “Agreement” shall be deemed to mean this Agreement, together with the incorporated Terms of Use. For clarification, any reference to the “Website” in the Terms of Use includes the Platform. In the event of a conflict between the terms of this Agreement and the Terms of Use, the terms of this Agreement shall prevail.

3.        Party Obligations.

(a)        Company Responsibilities.

(i)        Subject to the terms of this Agreement, Company shall use commercially reasonable efforts to make access to the Platform available 24 hours per day and 7 days per week. If access to the Platform is available less than 99% of the time in any calendar month for reasons not constituting an Access Exception, then, following User’s written request, Company will provide User a credit equal to 10% of the Fees due for such month for each percentage point by which such uptime commitment is missed (for example, if access to the Platform was available 98% - 98.9% of the time in a month, the credit would be equal to 10%, and if access to the Platform was available 97% - 97.9% of the time, the credit would be equal to 20%), up to a maximum of the full amount of Fees due for such month. Any credit will be applied to the next month’s Fees due hereunder and, if this Agreement terminates prior to application of the applicable credit, such credit shall be treated as a reimbursement obligation by Company. This Agreement does not entitle User to any support for the Platform.

(ii)        Company may update or modify the Platform from time to time at Company’s sole discretion, and may require User to obtain and use the most recent version(s); provided, that if any such update materially decreases the functionality of the Platform, User may, at any time within 30 days of implementation of such updates and as its sole remedy, terminate this Agreement with 15 days prior written notice to Company.

(b)        User Responsibilities.

(i)       User is responsible and liable for all uses of the Platform resulting from access provided to User, directly or indirectly, whether such access or use is permitted by or in violation of this Agreement. Without limiting the generality of the foregoing, User is responsible for all acts and omissions of Authorized Users, and any act or omission by an Authorized User that would constitute a breach of this Agreement if taken by User will be deemed a breach of this Agreement by User. User shall use reasonable efforts to make all Authorized Users aware of this Agreement’s provisions as applicable to such Authorized User’s use of the Platform, and shall cause Authorized Users to comply with such provisions.

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(ii)       User is responsible for supplying access to all data necessary to make use of the Platform, including NOBO and/or SPR data. User agrees to provide all the necessary documents requested by the Company to grant them access to said data.

(iii)       User is responsible for complying with all federal, state, and local laws, ordinances, codes, rules, regulations, judgments, decrees, orders including securities laws related to the User’s securities and as applicable to User and its securities.

4.        Payment.

(a)        Fees. As payment for the Fees (excluding Additional Fees) User will issue the Company such number of shares of Common Stock equal to the aggregate amount of Fees divided by the Purchase Price (“Shares”). The number of Shares are subject to adjustment as provided for in Section 4(d) below.

(b)       Additional Fees. The Additional Fees, if any, will be billed to your credit card on file during that Term.

(c)        Taxes. User is responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental or regulatory authority on any amounts payable by or to User hereunder, other than any taxes imposed on Company’s income.

(d)       Share Adjustment. For so long as the Company owns any Shares, if User or any subsidiary thereof, as applicable, shall, except with respect to an Exempt Issuance, sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Purchase Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Purchase Price, such issuance shall be deemed to have occurred for less than the Purchase Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Purchase Price shall be reduced and only reduced to equal the Base Share Price and the User will issue the Company such additional Shares calculated as follows:

(X * (Y/Z)) – X

Where X shall mean the Shares held immediately before the Dilutive Event;

Where Y shall mean the Purchase Price; and

Where Z shall mean the Base Share Price.

5.        Term and Termination.

(a)        Term. The initial term of this Agreement begins on the Effective Date and continues as a one (1) year subscription from such date (the “Initial Term”). This Agreement will automatically renew on an annual basis after the first year until either party gives the other party written notice of non-renewal at least 30 days prior to the expiration of the then-current term “Renewal Term”. Collectively, the Initial Term and any subsequent Renewal Term will be referred to as the “Term.”

(b)        Termination. In addition to any other express termination right set forth in this Agreement: the Company may terminate this Agreement, effective on written notice to the User, if either party materially breaches this Agreement or the Terms of Use, and such breach is incapable of cure, or being capable of cure, remains uncured 30 days after the non-breaching party provides the breaching party with written notice of such breach. If User’s account is terminated pursuant to this Agreement or under the Terms of Use, User acknowledges that it will not be entitled to a refund of any Fees and that the Fees are deemed earned by the Company on the Effective Date or on the first day of any subsequent Renewal Term. Upon termination of this Agreement, User shall immediately lose access to the Platform and any of User’s data derived from the Platform, including stakeholder data. In the event the User’s Reg. A offering does not go live or the User does not have an actively traded stock, the Company may choose to terminate the agreement effective on written notice to the User.

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(c)        Survival. The provisions set forth in Sections 1, 5, 6 and 7 of this Agreement, and any other right or obligation of the parties in this Agreement, by its nature, should survive termination or expiration of this Agreement (including any terms related to ownership of intellectual property, confidentiality or indemnification), will survive any expiration or termination of this Agreement.

6.       Other Agreements of the Parties

(a)       Pledge of Shares. User acknowledges and agrees that Company may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Company may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the User and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. User will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares.

(b)       Removal of Restrictive Legend.

(i)       If the Shares are not subject to an effective registration statement, the User will be required to pay for the cost of any legal opinion required by the Company in order to sell the Shares with such counsel writing the opinion to be the choice of the Company, in an amount up to $2,500 per opinion (“Legal Opinion Costs”). Additionally, in the event that the class of security of the Shares is not listed on a National Market System, or NMS (which does not include OTC listings), then the User additionally agrees to pay all costs and expenses payable by Holder related to any fees or expenses associated with the sale of the Shares, including, but not limited to actual costs incurred for (i) monthly fees charged by a broker to hold the Shares, and (ii) brokerage fees payable for the sale of the Shares (collectively, “Brokerage Fees”). All Legal Opinion Costs and Brokerage Fees will be payable in cash, with such invoices to be provided to the User by the Company on a monthly-basis, which will be paid NET 15. No Legal Opinion costs or Brokerage Fees will be incurred prior to the six (6) month anniversary of the effective date of this Agreement. The Company agrees to use commercially reasonable efforts to sell all of the Shares as soon as practicable. User agrees to cause your transfer agent to effect the transactions contemplated hereby within one (1) Trading Day of the receipt of legal opinion accepted by the transfer agent. Certificates for the Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the Company by crediting the account of the Company’s prime broker with the Depository Trust Company System as directed by the Company.

(ii)       Partial Liquidated Damages; Collection Costs. In addition to the Company’s other available remedies, the User shall pay to the Company, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of value of Shares (based on the VWAP of the Common Stock on the date such Shares are submitted to the transfer agent) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit Company’s right to pursue actual damages for the User’s failure to deliver certificates representing any Shares, and the Company shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. In the event that a proceeding is brought forth by the Company for (a) the collection of outstanding invoices related to the Section 6(b)(i) and 6(b)(ii), and / or (b) the valid issuance of the Shares, or (c) other required action on the part of User, User will pay all costs of collection and enforcement, including, without limitation, reasonable attorneys’ fees.

(iii)     Power of Attorney. User irrevocably appoints the Company as User’s attorney-in-fact, with full authority in the place and instead of such User and in the name of such User, from time to time in the Company’s discretion, to take any action and to execute any instrument in order to effectuate the removal of a restricted legend from any certificate evidencing the Shares, including providing the transfer agent an opinion of counsel, if required, and instructing the transfer agent to remove the restrictive legend from the Shares. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as the Company is the owner of the Shares.

(iv)      No Election of Remedies. User acknowledges that Company’s exercise of its Power of Attorney as provided for in 6(c)(iii) is not an election of remedies. The remedies contained in this Section 6 are intended to be cumulative.

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(c)        Piggyback Registration. The Company will be entitled to “piggyback” registration rights with regard to the Shares on all registration statements of the Company and such rights will include any Regulation A offering to the extent allowable under applicable law.

(d)        Most Favored Nation. From the Effective Date until the 24 month anniversary thereof, upon any Subsequent Financing, the Company may elect, in its sole discretion, to exchange all or some of the Shares then held by the Company for additional securities (including any additional securities issued as part of a unit with such security) of the same type issued in such Subsequent Financing (such exchange to be made at the same time as the closing of such Subsequent Financing), on the same terms and conditions as the Subsequent Financing, based on the Purchase Price multiplied by the number of Shares being exchanged.  By way of example, if the User undertakes a Subsequent Financing of convertible debentures and warrants, the Company shall have the right to participate in such Subsequent Financing and use the exchange of its Shares as consideration, on a $1 for $1 basis, in lieu of cash consideration.  At least five (5) Trading Days prior to the closing of the Subsequent Financing, the User shall deliver to the Company a written notice of its intention to effect a Subsequent Financing (“Financing Notice”). The Financing Notice will contain a summary of the terms and conditions of such Subsequent Financing. Upon receipt of the Financing Notice, the Company has until the close of the Trading Market on the third Trading Day following the Financing Notice to make its election to exchange some, or all of its Shares then held for the securities offered in the Subsequent Financing as provided for herein. Additionally, in the event the User undertakes multiple Subsequent Financing, the Company will continue to have the right to exchange any shares (but not warrants) received in any prior Subsequent Financing of securities into securities offered in the current Subsequent Financing as provided for herein.

7.        General.

(a)        Notices. Each party shall deliver all communications in writing either in person, by certified or registered mail, return receipt requested and postage prepaid, by email (with confirmation of transmission), or by recognized overnight courier service, and addressed to the other party at the addresses set forth above (or to such other address that the receiving party may designate from time to time in accordance with this section).

(b)        Marketing Materials. Company may reference its relationship with User on Company’s website and in its marketing materials; provided, that, Company’s specific use of User’s name is subject to User’s prior written consent, which consent shall not be unreasonably withheld.

(c)        Entire Agreement. This Agreement and the Exhibits hereto, including any terms incorporated herein, contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(d)        Assignment. Neither party may assign its rights or delegate its obligations without the express prior written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, this Agreement may be assigned without consent of the other party if there is a sale, merger or acquisition of all or a majority of the assets of a party, or if there is a sale of a controlling interest of such Party. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(e)        No Amendment or Waiver. The parties may not amend this Agreement except by written instrument signed by the parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or of any other right, remedy, power or privilege. Notwithstanding the foregoing, nothing herein shall be deemed to limit Company’s ability to unilaterally update or modify the Terms of Use in accordance with the terms thereof, with such modification not being considered an amendment or waiver of any provision of this Agreement.

(f)        Severability. If any provision of this Agreement is illegal or unenforceable under applicable law, the remainder of the provision will be amended to achieve as closely as possible the effect of the original term and all other provisions of this Agreement will continue in full force and effect.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Company		user

SRAX, Inc.		GeoSolar Technologies, Inc.

By	/s/ Randy Clark	By	/s/ Stone Douglass

Name:	Randy Clark	Name:	Stone Douglas

Title:	COO	Title:	CEO

Date:	6-19-22	Date:	6-19-22

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EXHIBIT A

See STANDARD TERMS AND CONDITIONS FOR INTERNET ADVERTISING FOR MEDIA BUYS ONE YEAR OR LESS attached and below.

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EXHIBIT B

See INSERTION ORDER attached and below.

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